Exhibit 3.1

ALTISOURCE RESIDENTIAL CORPORATION

ARTICLES OF AMENDMENT

Altisource Residential Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Front Yard Residential Corporation

SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment shall become effective at 12:01 a.m. Eastern Time on February 21, 2018.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Financial Officer and attested by its Chief Administrative Officer and Senior Counsel this 7th day of February, 2018.

ATTEST:	ALTISOURCE RESIDENTIAL CORPORATION

/s/ Stephen H. Gray	By:	/s/ Robin N. Lowe
Stephen H. Gray		Robin N. Lowe
Chief Administrative Officer and Senior Counsel		Chief Financial Officer

Articles of Amendment – Altisource Residential Corporation